UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

Blackstone Private Credit Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01358	84-7071531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 31st Floor

New York, New York 10154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 503-2100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 25, 2025, Blackstone Private Credit Fund (the “Fund”) entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) governing the issuance of $500,000,000 in aggregate principal amount of its 5.54% Series 2025A Senior Notes, Tranche A (the “Tranche A Notes”) and $500,000,000 in aggregate principal amount of its 5.79% Series 2025A Senior Notes, Tranche B (the “Tranche B Notes” and, together with the Tranche A Notes, the “Notes”) to qualified institutional investors in a private placement.

The Tranche A Notes were issued on March 25, 2025 and will mature on March 25, 2031 unless redeemed, purchased or prepaid prior to such date by the Fund or its affiliates in accordance with their terms, and the Tranche B Notes were issued on March 25, 2025 and will mature on March 25, 2033 unless redeemed, purchased or prepaid prior to such date by the Fund or its affiliates in accordance with their terms. Interest on the Notes will be due semiannually.

The Notes are general unsecured obligations of the Fund that rank pari passu with all outstanding and future unsecured, unsubordinated indebtedness issued by the Fund. In addition, in the event that a Below Investment Grade Event (as defined in the Note Purchase Agreement) occurs, from the date of the occurrence of the Below Investment Grade Event to and until the date on which the Below Investment Grade Event is no longer continuing, the Tranche A Notes will bear interest at a fixed rate of 6.54% per year and the Tranche B Notes will bear interest at a fixed rate of 6.79% per year.

The Note Purchase Agreement contains customary terms and conditions for senior unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants, such as information reporting, maintenance of the Fund’s status as a business development company within the meaning of the Investment Company Act of 1940, as amended, and a minimum asset coverage ratio. The Note Purchase Agreement also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of covenant, cross-default under other indebtedness of the Fund or subsidiary guarantors, certain judgments and orders, and certain events of bankruptcy.

In addition, the Fund is obligated to offer to repay the Notes at par if certain change in control events occur.

The Notes were offered in reliance on Section 4(a)(2) of Securities Act of 1933, as amended (the “Securities Act”). The Notes have not and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, as applicable. The Fund intends to use the net proceeds from this offering for its general corporate purposes.

The information on this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The description above is only a summary of the material provisions of the Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Note Purchase Agreement which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Note Purchase Agreement, dated March 25, 2025, by and among Blackstone Private Credit Fund and the Purchasers party thereto.*

*	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Fund agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date: March 26, 2025	By:	/s/ Oran Ebel
	Name:	Oran Ebel
	Title:	Chief Legal Officer and Secretary

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